PAYNE FALKNER SMITH & JONES, P. C.
                       Certified Public Accountants





Report of Independent Auditors on Compliance with Requirements of the Uniform
                Single Attestation Program for Mortgage Bankers


Board of Directors and Stockholder
of Colonial Savings, F.A.

We have examined management's assertion about Colonial Savings, F.A. ("Colonial") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended September 30, 2005, included in the accompanying management's assertion about Colonial's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Colonial's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Colonial's compliance with the minimum servicing standards.

In our opinion, management's assertion that Colonial complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 2005, is fairly stated, in all material respects.


/s/ Payne Falkner Smith & Jones, P.C.
Payne Falkner Smith & Jones, P.C.

November 28, 2005
















COLONIAL SAVINGS

           Management's Assertion Concerning Compliance with
                   USAP Minimum Servicing Standards


November 28, 2005


As of and for the year ended September 30, 2005, Colonial Savings, F.A. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of .America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, Colonial Savings, F.A. had in effect a fidelity-bond and errors and omissions policy in the amount of $11,000,000.



/s/ Jim E. DuBose
Jim E. DuBose
President, Chief Executive Officer



/s/ Ben Dempsey
Ben Dempsey
Executive Vice President

       2626A WEST FREEWAY, FORT WORTH, TEXAS 76102 OFFICE: 817-390-0000
                           www.colonialsavings.com